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                                                                    Exhibit 99.1


Axtive Corporation Announces Acquisition of ThinkSpark, Capital Raise and 1-for-10 Reverse Stock Split
Wednesday May 28, 7:38 am ET

DALLAS--(BUSINESS WIRE)--May 28, 2003--Axtive Corporation (OTCBB:AXTVE - News) announced today it has acquired ThinkSpark Corporation, a Dallas-based professional service firm delivering Oracle database expertise, systems integration and education services.

Founded in 1985, ThinkSpark has six offices throughout the Southwest. The company generated approximately $21 million in revenue for 2002 and is expected to add more than 250% to Axtive's projected revenues in 2003. ThinkSpark is Axtive's fifth acquisition in twelve months.

G.C. "Scooter" Beachum III, Axtive's Vice President and General Manager commented, "ThinkSpark is a significant building block for Axtive's IT professional services business. In addition to the expertise and reputation of excellence in Oracle's core technology, Axtive has enhanced its capabilities in e-commerce, knowledge management and enterprise resource planning (ERP). We have gained an industry savvy management team with decades of professional services experience."

Axtive additionally announced it had secured $2.4 million in new financing through a private placement of convertible preferred shares. Both new and existing investors participated in the financing. David Pilotte, Executive Vice President and Chief Financial Officer of Axtive said, "We are pleased to announce this capital raise. It represents the ongoing support of Axtive's business model and management team and the company's ability to attract new investors to our growth strategy. The funding will enable Axtive to continue its strategy of acquiring IT professional services firms, business application software and managed hosting/application service providers."

In connection with the financing, Axtive's Board of Directors and the holders of a majority of the voting power of Axtive's capital stock approved a 1-for-10 reverse stock split of Axtive's common stock. The record date of the reverse split, contemplated to be in the third quarter, will be announced following the filing with the SEC and mailing of official notice to Axtive's stockholders. On the record date, each 10 shares of common stock will be converted into a single share with any fractional share being rounded up to a single whole share. As a result of the reverse stock split, Axtive expects to have approximately 10.1 million shares of common stock and common stock equivalents outstanding (including Series A Convertible Preferred shares as if fully converted).

Finally, Axtive announced the appointment of a new Board of Directors comprised of representatives from its Series A Convertible Preferred investors and management plus the expansion of the Board of Directors to seven which provides for two independent Directors. A search will commence shortly to fill the open positions. The new Board of Directors is expected to form audit and compensation committees.

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About Axtive Corporation

Axtive acquires and operates technology products and service companies including IT professional services, business application software and managed hosting/application service providers targeting middle market companies. Axtive's products and services are focused on enhancing the capabilities of customers' business operating systems. Axtive's previous acquisitions have included VirtuallyThere, a web services firm; UDT Consulting, a professional services firm specializing in the installation, integration and application of software solutions from IBM, Informix and Microsoft; The Visionary Group, a professional services firm specializing in the installation and integration of application software solutions from Oracle Corporation and Media Resolutions, an application and managed hosting services provider. More information about these Axtive businesses is available at www.axtive.com.

About ThinkSpark Corporation

For more than 15 years, ThinkSpark has been a world-class technology partner to those businesses that have invested in Oracle technologies and solutions. ThinkSpark has delivered unmatched Oracle database expertise, Oracle systems integration skills, Oracle education services and Oracle license management insights to thousands of businesses across the country and around the globe. Headquartered in Dallas, ThinkSpark's more than 100 professionals serve clients across all industries through facilities in Austin, Dallas, Houston, Las Vegas, Oklahoma City and San Antonio. For more information about ThinkSpark, visit ThinkSpark at www.thinkspark.com.

Safe Harbor Statement

This release includes forward-looking statements including statements concerning the growth of future revenues, the composition of the new Board of Directors and new Board committees to be formed. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including factors detailed in the Company's annual report on Form 10-KSB, quarterly reports on Forms 10-QSB and other Securities and Exchange Commission filings. These filings can be obtained through the SEC's website at www.sec.gov. Axtive expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations, subsequent events or new information.


_____________
Contact:
   Axtive Corporation, Dallas
   Mr. David Pilotte, 214/397-0200
   investorrelations@axtive.com